Exhibit 99.1

UNWIRED PLANET TERMINATES ITC LITIGATION; INTENDS TO PURSUE MATTER IN DISTRICT COURT OF DELAWARE

RENO, NV – October 15, 2012 – Unwired Planet, (Nasdaq: UPIP), today commented on its pending investigation against Apple and Research-in-Motion at the International Trade Commission (ITC). For more information, please see Unwired Planet’s blog at www.unwiredplanet.com/unwired-planet-blog/

On Thursday, October 11, 2012, Administrative Law Judge (“ALJ”) Gildea declined to stay the pending investigation despite a joint motion filed by all of the parties. The denial of the joint motion further postponed the ability to appeal what Unwired Planet considers an erroneous claim construction. Rather than proceed with the trial, Unwired Planet has determined that it is in the shareholders’ best interest for the Company to terminate the investigation.

Instead, the Company intends to continue to pursue the matter in its pending case in the Federal District Court of Delaware, which was initially filed in August 2011 in parallel with — and involving the same patents as — the ITC investigation, and provides the Company with an opportunity to seek a corrected claim construction in the federal court.

The Company has established a blog to provide more details on this and other matters at www.unwiredplanet.com/unwired-planet-blog/. Please visit that site for an expanded summary of events, the Company’s perspective and procedural status.

About Unwired Planet

Unwired Planet (NASDAQ: UPIP) is the inventor of the mobile internet. Unwired Planet established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has amassed a patent portfolio of approximately 200 issued US and foreign patents and approximately 75 pending applications, many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging. Unwired Planet is headquartered in Reno, Nevada.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Unwired Planet’s expectations regarding the impact of the Markman order and the termination of the ITC case. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause Unwired Planet’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including the uncertainty of the impact of the Markman order and the termination of the ITC case, the ability of Unwired Planet to realize anticipated results of its plan and strategy, the ability of Unwired Planet to implement and execute its plan and strategy as well as those risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K filed on September 7, 2012, and any subsequently filed reports on Forms 10-Q and 8-K. Unwired Planet undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

For More Information:

Investor Relations

Mike Bishop

The Blueshirt Group

mike@blueshirtgroup.com

Tel: 415-217-4968